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                                                                                                                          EXHIBIT 11

                                                COMPUTATION OF NET INCOME PER SHARE
                                             (In thousands, except per share amounts)

                                                    Thirteen           Three               Twenty-                 Six
                                                      Weeks            Months             Six Weeks               Months
                                                      Ended            Ended                Ended                 Ended
                                                    August 30,       August 31,           August 30,            August 31,
                                                      1997             1996                 1997                  1996
                                                    ----------       ----------           ----------            ----------
Primary

Average shares outstanding                              25,963           22,808               25,960                21,728
Net effect of dilutive stock  options - based
 on the treasury stock method using average
 market price                                              549              678                  586                   620
                                                       -------          -------              -------               -------
Total                                                   26,512           23,486               26,546                22,348
                                                       =======          =======              =======               =======
Net income                                             $ 8,964          $ 6,338              $13,455               $ 9,515
                                                       =======          =======              =======               =======
Per share amount                                       $   .34          $   .27              $   .51               $   .43
                                                       =======          =======              =======               =======

Fully Diluted

Average shares outstanding                              25,963           22,808               25,960                21,728
Net effect of dilutive stock  options - based
 on the treasury stock method using the
 higher of the average market price for the
 period or the market price at the end of
 the period                                                555              742                  586                   740
                                                       -------          -------             --------               -------
Total                                                   26,518           23,550               26,546                22,468
                                                       =======          =======             ========               =======
Net Income                                             $ 8,964          $ 6,338             $ 13,455               $ 9,515
                                                       =======          =======             ========               =======
Per share amount                                       $   .34          $   .27             $    .51               $   .42
                                                       ========         =======             ========               =======
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Note: Average shares outstanding used for net income per share included in the
Company's financial statements reflect the effect of the stock options granted since their effect is more than 3% dilutive. Only fully diluted earnings per share have been disclosed in the Company's financial statements as primary earnings per share are substantially the same.

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